Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form S-4 of Compass, Inc. of our report dated November 14, 2025 relating to the financial statements of At World Properties Holdings, LLC, which appears in this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2025 relating to the financial statements of At World Properties Holdings, LLC, which appears in Compass, Inc’s Current Report on Form 8-K dated March 28, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 14, 2025